Exhibit 99.1

Clarient Reports 41% Revenue Increase for First Quarter 2009

New Molecular Tests and Increased Case Volume Continue to Drive Revenue Growth

ALISO VIEJO, Calif., May 6 /PRNewswire-FirstCall/ — Clarient, Inc. (Nasdaq: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the pharmaceutical industry, today reported $22.4 million in revenue for the three months ended March 31, 2009, a 41% increase as compared with $15.9 million for the same period of 2008, and an increase from $21.9 million for the fourth quarter of 2008.

Case volume in the first quarter increased to 31,765 cases, a 32% increase from the same period in 2008. The Company’s customer base of oncology and pathology practices in the U.S. increased to more than 950 active clients at March 31, 2009, from 900 active clients at December 31, 2008.

“With our nineteenth consecutive quarter of revenue growth, and 56 new pathology clients within the quarter, we continue to demonstrate the strength of our brand within the pathology community,” said Ron Andrews, Clarient Vice Chairman and Chief Executive Officer. “Our record of solid revenue growth combined with our third consecutive quarter of operating profit and the new strength of our balance sheet, places Clarient at an important inflection point. We are now extremely well positioned to take advantage of opportunities that strengthen our menu in key cancers and expand our geographic reach. The capital market crisis has left many biotech companies with promising new tests and no way to raise the necessary capital to bring their discoveries to market. This has created an opportunity for Clarient to use its powerful commercial engine to facilitate commercialization of these new advanced tests. In executing this phase of our strategy, we will maintain a focus on profitability by applying an investment discipline with a bias for accretive growth.”

The Company’s operating income for the first quarter of 2009 was $0.8 million compared with an operating loss of $0.1 million for the same period of 2008.

Clarient’s net loss for the quarter was $0.8 million, or a loss of $0.01 per share, versus a net loss of $0.9 million, or $0.01 loss per share, in the first quarter of 2008. In the current quarter, the Company benefited from a $1.5 million gain on discontinued operations from the satisfaction of post-closing conditions related to the divestiture of its instrument systems business in March of 2007.

Adjusted EBITDA (defined below) for the 2009 first quarter was $2.2 million, compared to adjusted EBITDA of $1.0 million in the first quarter of 2008.

Operating expenses were $12.6 million for the first quarter of 2009, up 46% from $8.7 million in the same quarter of 2008. The increase in operating expenses was largely driven by an increase in the hiring of 14 sales representatives, increased bad debt expense, higher stock compensation expense, and legal and accounting expenses related to certain business development activities.

At March 31, 2009, the Company’s cash and cash equivalents totaled $4.7 million compared to $1.8 million at December 31, 2008.

“The Company’s balance sheet is markedly stronger, due to our private placement of up to $50 million in convertible preferred stock with Oak Investment Partners,” said Ray Land, Senior Vice President and Chief Financial Officer. “We expect to complete the second tranche of $10.1 million on or about May 14, 2009, which will allow us to extinguish most of the Company’s outstanding debt and provide working capital to fuel Clarient’s continued growth. The private placement also allows the Company to avoid $12 million in interest expense, fees, and amortization expense for the remainder of 2009.”

Land reiterated the Company’s expectations for annual revenue in the range of $93 million to $98 million, as well as positive adjusted EBITDA and operating income for the year.

“Today, Clarient offers community pathologists more than 320 tests to identify and characterize more types of cancer than ever before,” Andrews concluded. “With our new breast cancer test now on the market, a solid pipeline of new tests on the horizon, and growing relationships with the pathology community, pharma and academia, we believe Clarient is well positioned to fulfill our vision of being the leading molecular pathology company in the industry. Our mutual goal is to assist clinicians in their efforts to treat patients more efficiently and effectively, through earlier and more complete diagnoses, and by providing pertinent molecular information to clinicians to take advantage of the growing number of targeted therapies.”

Conference Call

Clarient will hold a conference call to discuss first quarter 2009 results. The call will include a period for questions and answers.

Date: Wednesday, May 6, 2009

Time: 5:00 p.m. Eastern

Call-in Number: 1-877-941-2332 (domestic)
+480-629-9722 (international)

Conference ID Number: 4062405

Webcast: www.clarientinc.com/investor

Web Replay: For those unable to participate during the live broadcast, the webcast replay will be archived at www.clarientinc.com/investor shortly after the call and will be available for one year.

About Clarient

Clarient combines innovative diagnostic technologies with world class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies. The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and diagnostic services available both onsite and over the web. The Company is also developing new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung and colon cancers, and leukemia/lymphoma. Clarient is a Safeguard Scientifics, Inc. partner company. http://www.clarientinc.com/

About Oak Investment Partners

Oak Investment Partners is a multi-stage venture capital firm with a total of $8.4 billion in committed capital. The primary investment focus is on high growth opportunities in Healthcare Information and Services, Information Technology and Software Outsourced Services, Consumer Internet/New Media, Financial Services Technology, Clean Energy, Broadband Internet and Wireless Communications, and Retail. Over a 30-year history, Oak has achieved a strong track record as a stage-independent investor funding more than 481 companies at key points in their lifecycles. Oak has been involved in the formation of companies, funded spinouts of operating divisions and technology assets, and provided growth equity to mid- and late-stage private businesses and to public companies through PIPE investments. Representative Oak healthcare investments include Genzyme Corporation, Cephalon, ViroPharma, American Esoteric Laboratories, athenahealth, Psychiatric Solutions, and United BioSource Corporation. http://www.oakinv.com/

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Internet / New Media, Financial Services IT and Healthcare IT, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. http://www.safeguard.com/

Forward Looking Statements

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services business, the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under the Company’s credit facilities, limitations on the Company’s ability to borrow funds under its credit facilities based on the Company’s qualified accounts receivable and other liquidity factors, the Company’s ability to obtain annual renewals of or replacements for its credit facilities, the effects of a going concern audit opinion on the Company’s operations, the Company’s ability to successfully transition its billing function in-house from a third party vendor, whether the conditions to payment of all or any portion of the contingent consideration from the Company’s prior sale of its instrument systems business to Zeiss are satisfied, the Company’s ability to remediate the material weaknesses in the Company’s internal control over financial reporting, the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company’s ability to fund development of new diagnostic tests and novel markers and the amount of resources the Company determines to apply to novel marker development and commercialization, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by the Company as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense and (iv) stock-based compensation expense. Adjusted EBITDA as defined by the Company may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes that using Adjusted EBITDA as a metric can enhance an overall understanding of the Company’s expected financial performance from ongoing operations, and Adjusted EBITDA is used by management for that purpose. We believe that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in evaluating companies such as ours and that it provides a useful measure of our financial performance since its use eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments, interest on our debt, capital lease obligations and non-cash stock based compensation charges. In addition, under our credit facilities with Gemino Healthcare Finance LLC and Comerica Bank we are required to maintain minimum levels of Adjusted EBITDA.

There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company’s recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating our performance based on traditional GAAP financial measures. Accordingly, in analyzing our future financial performance, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

TABLES FOLLOW

Clarient, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2009	2008(*)

Revenue	$22,447	$15,886
Cost of services	8,957	7,378
Gross profit	13,490	8,508

Sales and marketing	4,288	2,473
General and administrative	5,518	4,618
Bad debt expense	2,635	1,436
Research and development	200	124
	12,641	8,651
Operating expenses

Income (loss) from operations	849	(143)

Other expenses, net	3,170	791
Loss from continuing operations	(2,321)	(934)

Income from discontinued operations, net of tax	1,500	—
Net loss	$(821)	$(934)

Basic and diluted loss per common share:
Continuing operations	$(0.03)	$(0.01)
Discontinued operations	$0.02	$0.00
Net loss	$(0.01)	$(0.01)

Weighted average number of common shares outstanding	77,002,937	72,070,169

Reconciliation of Loss from Continuing Operations to “Adjusted EBITDA”

Loss from Continuing Operations	$(2,321)	$(934)
Interest Expense, net	3,170	791
Depreciation & Amortization	811	869
Stock Compensation Expense	570	279
Taxes	—	—
Adjusted EBITDA	$2,230	$1,005

(*) Adjusted for certain reclassifications between cost of services and operating expenses as a result of an income statement classification error discovered during the fourth quarter of 2008.

Clarient, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31,	December 31,
	2009	2008
Cash and cash equivalents	$4,703	$1,838
Restricted cash	2,814	—
Accounts receivable, net	25,403	20,315
Property and equipment, net	13,834	11,911
Other assets	3,227	1,445

Total assets	$49,981	$35,509

Total liabilities	$26,291	$40,249
Stockholders’ equity (deficit)	23,690	(4,740)

Total liabilities and stockholders’ equity	$49,981	$35,509

SOURCE: Clarient, Inc.

CONTACT:
Matt Clawson,
+1-949-474-4300,
matt@allencaron.com,
for Clarient, Inc.

Web Site: http://www.clarientinc.com/